Exhibit 10.2

PREMIERWEST BANCORP

EMPLOYMENT AGREEMENT

FOR

TOM ANDERSON

Dated as of December 13, 2007

			TABLE OF CONTENTS

1	.	EMPLOYMENT		1
2	.	TERM OF AGREEMENT		1
		2.1	Initial Term/Automatic Renewal	1
		2.2	Perpetual Term After Change in Control	2
		2.3	Termination Upon Retirement	2
3	.	NO TERM OF EMPLOYMENT		2
4	.	DUTIES		2
		4.1	Duties	2
		4.2	Obligations	2
5	.	COMPENSATION		2
		5.1	Base Salary	2
		5.2	Vacation	3
		5.3	Stock Options	3
		5.4	Long-Term Care Insurance	3
		5.5	Disability Policy	3
		5.6	Automobile	3
		5.7	Other Benefits	3
		5.8	Reimbursements	4
		5.9	Existing Benefit Agreements	4
6	.	TERMINATION		4
		6.1	For Cause	4
		6.2	Without Cause	5
		6.3	For Good Reason	5
		6.4	Resignation	5
		6.5	Death or Disability	5
		6.6	Retirement	5
7	.	DEFINITIONS		5
		7.1	Cause	5
		7.2	Good Reason	6
		7.3	Disability	7
		7.4	Change in Control	7
		7.5	Termination of Employment	8
8	.	PAYMENT UPON TERMINATION		8
9	.	RETIREMENT BENEFITS		8
		9.1	Stock Option Vesting	9
		9.2	401(k) Contribution	9
		9.3	Retiree Health Insurance	9
		9.4	Long-Term Care Insurance	9
10	.	CONSIDERATION FOR RELEASE OF CLAIMS		9
		10.1	Normal Retirement Benefits	10
		10.2	Disability Insurance	10
11	.	CONSIDERATION FOR NOT COMPETING		10
		11.1	Self-Imposed Limitation	10

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		11.2	Amount/Payment of Consideration	10
12	.	CHANGE IN CONTROL RETENTION BONUS		10
13	.	IRC 280G		11
14	.	CONFIDENTIALITY AND CREATIVE WORK		11
		14.1	Nondisclosure	11
		14.2	Return of Material	12
		14.3	Injunctive Relief	12
		14.4	Creative Work	12
15	.	DISPUTE RESOLUTION		12
		15.1	Arbitration	12
		15.2	Expenses/Attorneys’ Fees	13
		15.3	Injunctive Relief	13
16	.	NOTICES		13
17	.	GENERAL PROVISIONS		13
		17.1	Governing Law	13
		17.2	Saving Provision	13
		17.3	Survival Provision	13
		17.4	Captions and Counterparts	13
		17.5	Entire Agreement	14
		17.6	Previous Agreement	14
		17.7	Waiver/Amendment	14
		17.8	Assignment	14
18	.	ADVICE OF COUNSEL		15

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EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) by and among PremierWest Bancorp, an Oregon Corporation, PremierWest Bank, an Oregon state chartered bank (the “Bank”) (collectively “PremierWest”) and Tom Anderson (“Executive”), is dated December 13, 2007.

RECITALS

     A. Incentive to Continued Service. PremierWest recognizes that Executive possesses unique skills, knowledge, and experience related to PremierWest’s business and Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of PremierWest and its affiliates. To assure itself of the continuity of management, PremierWest desires to provide incentives for Executive to remain employed until retirement age and following a Change in Control.

     B. Replace Existing Agreement. Executive and PremierWest were parties to an employment agreement dated January 11, 2002 which was replaced by another employment agreement dated July 29, 2004, which in turn was amended on December 14, 2005. The parties intend for this Agreement to supersede and replace the provisions of the previous employment agreement, except as otherwise stated herein.

     C. No Currently Anticipated Change in Control. As of the date of this Agreement, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of PremierWest, is contemplated insofar as PremierWest or any affiliates are concerned.

     D. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”). Any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Section 409A and the regulations thereunder.

AGREEMENT

     1. EMPLOYMENT. PremierWest Bancorp and the Bank shall continue to employ Executive to serve as Senior Vice President and Chief Financial Officer according to the terms and conditions of this Agreement, for the period stated in Section 2 below.

     2. TERM OF AGREEMENT.

          2.1 Initial Term/Automatic Renewal. The initial term of this Agreement shall expire on December 31, 2008. On the expiration date and each anniversary thereof, this Agreement shall be extended automatically for one (1) additional year unless PremierWest Bancorp’s Board of Directors (the “Board”) determines that the term shall not be extended. If the Board determines not to extend the term, it shall promptly notify Executive in writing and this

Agreement will remain in force only until its term expires. The Board’s decision not to extend the term of this Agreement shall not by itself give Executive any rights under this Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to rights under Sections 10, 11, or 12 below.

          2.2 Perpetual Term After Change in Control. Following a Change in Control, or replacement of the current Chief Executive Officer, this Agreement will be subject to a perpetual term (subject to Section 2.3) and will be terminable only with Executive’s written consent.

          2.3 Termination Upon Retirement. Unless sooner terminated, Executive’s employment shall terminate automatically when he reaches age 62.

     3. NO TERM OF EMPLOYMENT. Notwithstanding the term of this Agreement, PremierWest may terminate Executive’s employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

     4. DUTIES.

          4.1 Duties. As Senior Vice President and Chief Financial Officer, Executive shall serve under the direction of the Board, the Bank’s Board (the “Bank Board”), and the Chief Operating Officer (the “Supervisor”) and in accordance with the Articles of Incorporation and Bylaws (as each may be amended or restated from time to time) of PremierWest Bancorp and the Bank, respectively.

          4.2 Obligations.

               (a) Executive agrees that to the best of Executive’s ability and experience, Executive will at all times, loyally and conscientiously, perform all of the duties and obligations required of Executive pursuant to the express and implicit terms of this Agreement and as directed by the Board or the Supervisor.

               (b) Executive shall devote Executive’s entire working time, attention and efforts to PremierWest’s business and affairs, shall faithfully and diligently serve PremierWest’s interests and shall not engage in any business or employment activity that is not on PremierWest’s behalf (whether or not pursued for gain or profit) except for (i) activities approved in writing in advance by the Board, and (ii) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made.

     5. COMPENSATION. For all services performed under this Agreement, PremierWest agrees to pay the following compensation and benefits:

          5.1 Base Salary. Executive’s annual base salary is $159,000 payable in semi-monthly installments (the “Base Salary”). Executive’s base salary shall be subject to annual review by the Board’s Compensation Committee. Taking into account the committee’s recommendation, the Board may increase the Base Salary, but the Base Salary shall not be reduced.

          5.2 Vacation. Executive is entitled to not less than four (4) weeks of paid vacation per year to be used in accordance with the terms and conditions of the Bank’s personnel policies. Notwithstanding anything in the Bank’s personnel policies to the contrary, up to two weeks of Executive’s four weeks of paid vacation may be carried over from one year to the next if unused by the end of the year, but Executive shall not be entitled under any circumstance to payment for unused vacation.

          5.3 Stock Options. Executive is eligible to participate in PremierWest Bancorp’s stock option plans and other stock-based compensation, incentive, bonus, or purchase plans currently existing or adopted during the term of this Agreement for the benefit of officers or employees.

          5.4 Long-Term Care Insurance. PremierWest currently pays the premiums on long-term care insurance policies for Executive’s spouse. PremierWest may cease to pay such premiums at any time prior to a Change in Control or prior to vesting of such benefits under Section 9 or 10 below, but following a Change in Control or vesting of the benefits under Section 9 or 10 below, PremierWest shall continue to pay all remaining premium payments on long-term care insurance policies of the Executive’s spouse, until the earlier of the spouse’s death or until fully paid, if PremierWest has made a premium payment on the policy for the preceding 12 months. Each such premium payment shall be made by PremierWest no later than the date on which it is due.

          5.5 Disability Policy. PremierWest shall continue to reimburse Executive for payment of premiums on the disability policy currently in force for Executive or a replacement disability policy providing equal or greater disability benefits. Such reimbursements shall be made by PremierWest no later than the last day of the month following the month in which each premium payment is due.

          5.6 Automobile. If PremierWest chooses to provide a vehicle for use by Executive during the term of his employment, upon Termination of Employment Without Cause or Termination of Employment For Good Reason, PremierWest shall transfer all right, title, and interest in and to the vehicle to Executive no later than the day on which the Executive has a Termination of Employment. Notwithstanding the foregoing, PremierWest is not obligated to provide Executive a vehicle.

          5.7 Other Benefits. Executive is entitled to participate in all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time throughout the term of this Agreement, including, without limitation, plans providing pension, medical, dental, disability, and group life benefits, and 401(k) retirement plans, and to receive any and all other fringe benefits provided from time to time, provided that Executive satisfies the eligibility requirements for any such plans or benefits.

          5.8 Reimbursements. Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Agreement, including, but not limited to, all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of PremierWest, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by PremierWest. All reimbursements to the Executive by PremierWest shall be paid no later than the last day of the calendar month following the calendar month in which the expense was incurred.

          5.9 Existing Benefit Agreements. Executive and PremierWest are already parties to the following additional benefit agreements, the benefits under which shall be governed solely by the terms of those agreements:

               (a) Supplemental Executive Retirement Plan Agreement (SERP) (retirement benefits),

               (b) Executive Survivor Income Agreement (death benefits), and

               (c) Deferred Compensation Agreement.

     6. TERMINATION. If Executive has a Termination of Employment before the expiration of this Agreement as described in this Section, Executive’s compensation and benefits shall terminate except as otherwise provided in this Agreement. Any purported Termination of Employment by PremierWest or by Executive shall be communicated by written notice of termination to the other. The notice must state (i) the specific termination provision of this Agreement relied upon, (ii) the date on which termination shall become effective, and (iii) if Termination For Cause or Termination For Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination. Employment shall terminate:

          6.1 For Cause. Upon delivery to Executive of notice of termination of Executive for Cause (as defined in Section 7.1 below), along with a copy of the duly adopted Board or Bank Board resolution finding Cause, as described below (“Termination of Employment For Cause”).

               (a) As a prerequisite to Termination of Employment For Cause, at a meeting called and held for such purpose, the Board or Bank Board must adopt a resolution which (i) contains findings that, in the good faith opinion of the Board or Bank Board, as appropriate, Executive has committed an act constituting Cause, and (ii) specifies the particulars thereof in detail. The resolution must be adopted by the affirmative vote of at least 75% of the directors of the Board or the Bank Board.

               (b) Notice of that meeting and the proposed Termination of Employment For Cause shall be given to Executive a reasonable amount of time before the meeting. Executive and his counsel (if Executive chooses to have counsel present) shall have a reasonable opportunity to be heard at the meeting. Nothing in this Agreement limits Executive’s or his beneficiaries’ right to contest the validity or propriety of the Board or Bank Board’s determination of Cause.

          6.2 Without Cause. Upon PremierWest’s termination of Executive without Cause, upon 90 days’ written notice, at any time in PremierWest’s sole discretion, for any reason other than for Cause or for no reason (“Termination of Employment Without Cause”). A Change in Control does not in itself constitute Termination of Employment Without Cause.

          6.3 For Good Reason. Upon Executive’s Termination of Employment for Good Reason (as defined in Section 7.2 below) (“Termination of Employment For Good Reason”).

          6.4 Resignation. Upon Executive’s voluntary resignation without Good Reason (“Resignation”), written notice of which Executive must give to PremierWest at least 90 days in advance of Resignation.

          6.5 Death or Disability. Upon Executive’s death or Disability (as defined in Section 7.3 below).

          6.6 Retirement. Upon Executive reaching the retirement age of 62 (“Retirement Age”). The automatic Termination of Employment upon reaching Retirement Age is referred to as “Retirement.”

     7. DEFINITIONS.

          7.1 Cause. “Cause” for Executive’s termination will exist upon the occurrence of one or more of the following events:

               (a) Fraudulent Conduct. An intentional act of fraud, embezzlement, or theft by Executive in the course of his employment with PremierWest Bancorp or the Bank. No act or failure to act on Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in PremierWest’s best interests,

               (b) Material Breach of Agreement. A material breach by Executive of this Agreement if such breach is not remedied or is not being remedied to the Board or the Bank Board’s satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered by the respective board to Executive,

               (c) Gross Negligence/Insubordination. Gross negligence or insubordination by Executive in the performance of his duties as an officer of PremierWest Bancorp or the Bank if such gross negligence or insubordination is not remedied or is not being remedied to the Board or the Bank Board’s satisfaction within 30 days after written notice, including a detailed description of the gross negligence or insubordination, has been delivered by the respective board to Executive,

               (d) Breach of Fiduciary Duties. A breach by Executive of his fiduciary duties to PremierWest Bancorp and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer of PremierWest Bancorp or the Bank,

               (e) Criminal Conviction. Conviction of Executive for a felony or conviction of a misdemeanor involving moral turpitude,

               (f) Violation of Law. Intentional violation of any law or significant policy of PremierWest Bancorp or the Bank committed in connection with Executive’s employment, which has a material adverse effect on PremierWest Bancorp or the Bank, or

               (g) FDIC Removal Order. Removal of Executive from office or permanent prohibition of Executive from participating in the conduct of PremierWest Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1).

          7.2 Good Reason. “Good Reason” for Executive’s Termination of Employment by resignation will exist upon the occurrence, without Executive’s consent, of one or more of the following events, if Executive has informed PremierWest in writing of the circumstances described below in this Section 7.2 that could give rise to Termination of Employment For Good Reason and PremierWest has not removed the circumstances within 30 days of the written notice:

               (a) Reduction in Base Salary. A reduction of Executive’s Base Salary,

               (b) Reduced Participation in Bonus, Incentive, Compensation, and Other Plans. A reduction of Executive’s bonus, incentive, and other compensation award opportunities under PremierWest Bancorp’s benefit plans and the Bank’s benefit plans, unless in the case of either, a company-wide reduction of all officers’ award opportunities occurs simultaneously,

               (c) Participation in Benefit Plans. Discontinuance of Executive’s participation in any officer or employee benefit plan maintained by PremierWest Bancorp or by the Bank, unless the plan is discontinued by reason of law or loss of tax deductibility to PremierWest with respect to contributions to the plan, or is discontinued as a matter of PremierWest Bancorp policy or PremierWest Bank policy applied equally to all participants in the plan,

               (d) A Reduction in Responsibilities or Status (other than such changes, made after the Executive has announced his intention to retire or within twelve months of his retirement age under Section 2.3, as are consistent with his anticipated retirement) based on one of the following:

                    (1) Assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s position as stated in this Agreement or that represent a material reduction of his authority,

                    (2) Any other action by PremierWest that results in a material reduction or material adverse change in Executive’s position, authority, duties or responsibilities,

                    (3) Failure to appoint or reappoint Executive to the position stated in this Agreement, or

                    (4) Following a Change in Control, failure to retain Executive in an executive officer position with authority, duties or responsibilities consistent with that of an executive officer.

(Subsections (d)(1), (2) and (3) do not apply following a Change in Control),

               (e) Failure to Obtain Assumption Agreement. The failure of a successor or assign of the Bank to assume and agree to perform this Agreement, if assignment and assumption does not occur automatically under operation of law,

               (f) Termination without Compliance with this Agreement. Termination by PremierWest of Executive’s employment without the notice required under this Agreement,

               (g) Material Breach. A material breach of this Agreement by PremierWest that is not corrected within a reasonable time, or

               (h) Relocation of Executive. Requiring Executive to change his principal work location, to any location that is more than 15 miles from the location of PremierWest Bancorp’s principal executive offices on the date of this Agreement.

          7.3 Disability. “Disability” shall mean that (i) Executive has been unable to perform Executive’s duties under this Agreement as a result of Executive’s incapacity due to physical or mental illness for at least 90 consecutive calendar days or 150 calendar days during any consecutive 12 month period and (ii) a physician selected by PremierWest and its insurers and acceptable to Executive or Executive’s legal representative (with such Agreement on acceptability of the physician not to be unreasonably withheld), determines the incapacity to be (a) total and permanent and (b) prohibiting of Executive’s ability to perform the essential functions of Executive’s position with or without reasonable accommodation. Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after PremierWest gives him notice of termination due to Disability. PremierWest may require Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

          7.4 Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when any of the following events take place:

               (a) Merger. PremierWest Bancorp merges into or consolidates with another corporation, or merges another corporation into PremierWest Bancorp, and as a result, less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of PremierWest Bancorp’s voting securities immediately before the merger or consolidation. The term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

               (b) Acquisition of Significant Share Ownership. A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of PremierWest Bancorp’s voting securities, but this paragraph (b) shall not apply to beneficial ownership of voting shares of PremierWest Bancorp held in a fiduciary capacity by an entity in which PremierWest Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities.

               (c) Change in Board Composition. During any period of two (2) consecutive years, individuals who constitute PremierWest Bancorp’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this paragraph (c), each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

               (d) Sale of Assets. PremierWest Bancorp sells to a third party all or substantially all of PremierWest Bancorp’s assets. For this purpose, sale of all or substantially all of PremierWest Bancorp’s assets includes sale of PremierWest Bank.

          7.5 Termination of Employment. When used in this Agreement, the phrase “Termination of Employment” means a separation from service under Section 409A of the Code and the regulations thereunder, as such regulations may change from time to time, or any successor provision of the Code and regulations.

     8. PAYMENT UPON TERMINATION. Upon the Executive’s Termination of Employment for any of the reasons set forth in Section 6 above, Executive or Executive’s estate, as appropriate, will receive payment for all Base Salary earned through the date of termination and, except in the event of Termination of Employment For Cause or Resignation, all unpaid bonus or incentive compensation due to Executive for the previous calendar year (“Earned Compensation”). Earned Compensation, unless deferred under a plan of deferred compensation, shall be paid by the end of the business day following termination or sooner if required by applicable law.

     9. RETIREMENT BENEFITS. Upon Retirement, Executive shall additionally be entitled to the following benefits:

          9.1 Stock Option Vesting. Executive shall also be fully vested in any stock options, restricted stock grants, or other similar equity compensation arrangements regardless of whether the respective plan provides for accelerated vesting.

          9.2 401(k) Contribution. PremierWest shall pay to Executive a lump sum payment in an amount equal to the matching and profit sharing contributions, if any, that would have been made had Executive’s employment not terminated before the end of the plan year. PremierWest shall make such payment on the first day of the seventh month after the Executive’s Termination of Employment.

          9.3 Retiree Health Insurance. PremierWest shall provide and Executive shall be entitled to retiree health care coverage for himself and his spouse for 15 years after Executive’s Termination of Employment as follows: (1) until Executive and his spouse, respectively, reach the eligible age for Medicare, the retiree health care coverage for each shall be substantially similar to the most favorable coverage maintained for PremierWest employees, but in no event shall such coverage be less favorable than coverage with a $2,000 annual deductible and 80% reimbursement/20% copayment, and (2) after Executive and his spouse, respectively, reach the eligible age for Medicare, PremierWest will provide Medicare Supplemental Insurance comparable to the best of such policies offered by a major insurance carrier in the market area. In the event that the Executive is required to pay monthly premiums for such coverage, PremierWest shall reimburse Executive for such premium cost no later than the last day of the calendar month following the calendar month in which the expense was incurred by the Executive. If Executive dies within 15 years after his Termination of Employment, Executive’s spouse shall continue to receive, and PremierWest shall continue to provide, retiree health care coverage on the same terms and conditions that Executive would have; provided, however, such spousal coverage will expire no later than 15 years after termination of Executive’s employment.

          9.4 Long-Term Care Insurance. To the extent premiums on Executive and Executive’s spouse’s long-term care insurance remain to be paid, if PremierWest has made a premium payment within the previous 12 months, PremierWest shall continue to pay the remaining long-term care insurance premiums for Executive’s spouse until the earlier of (i) the date the premiums are fully paid, or (ii) the death of the Executive’s spouse. Such premium payments shall be made by PremierWest no later than the day the premium payment is due.

     10. CONSIDERATION FOR RELEASE OF CLAIMS. In the event of (i) Termination of Employment Without Cause, (ii) Termination of Employment For Good Reason, or (iii) if Termination of Employment occurs for any reason other than Termination of Employment For Cause more than six (6) months after a Change in Control, (each an “Eligible Termination Event”) PremierWest will offer and Executive may choose to execute the Separation Agreement, attached hereto as Exhibit A, which provides for the release of claims against PremierWest. Provided Executive executes and does not revoke Section 7(a) of the Separation Agreement, Executive will be entitled to the benefits listed below in this Section 10 in consideration for the release of claims.

          10.1 Normal Retirement Benefits. Executive will be entitled to all of the benefits in Section 9 that Executive would have received had the Executive’s employment terminated due to Retirement.

          10.2 Disability Insurance. PremierWest will continue to pay premiums on Executive’s disability policy until age 65. Such premium payments shall be made by PremierWest no later than the day the premium payment is due.

     11. CONSIDERATION FOR NOT COMPETING.

          11.1 Self-Imposed Limitation. In the event of an Eligible Termination Event (as defined in Section 10 above), Executive may choose to indicate in the Separation Agreement that Executive does not intend to engage in certain activities competitive to PremierWest, identified in Section 2 of the Separation Agreement attached hereto as Exhibit A. For as long as Executive does not engage in such activities, up to a maximum of one year (the “Optional Restriction Period”), PremierWest will pay Executive the consideration set forth in Section 11.2. Unless Executive executes the Separation Agreement (regardless of whether Executive revokes Section 7(a) of the Separation Agreement) and indicates Executive’s intention not to engage in the competitive activities, PremierWest will not compensate Executive for refraining from engaging in such activities.

          11.2 Amount/Payment of Consideration.

               (a) As consideration for each month during the Optional Restriction Period that Executive does not engage in the competitive activities, and provided the Executive has signed (and not revoked) the Separation Agreement indicated in Section 11.1, PremierWest will continue to pay Executive’s monthly Base Salary. In the event the Executive engages in any competitive activities during any month in the Optional Restriction Period, PremierWest shall pay no compensation under this Section for such month or any subsequent month. Payment of the consideration will commence on the first day of the seventh month following Termination of Employment, and the first payment shall include the consideration for all months preceding such date. Subsequent payments shall be made on the first day of the month following the month for which Executive does not engage in competitive activities.

               (b) If the Eligible Termination Event occurs after a Change in Control, the monthly Base Salary payment shall be increased by one-twelfth (1/12) of the amount of any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurred, or the subsequent year, if ended, whichever is greater. For purposes of this Section, Termination of Employment For Cause or Termination of Employment For Good Reason will be deemed to have occurred after a Change in Control if Termination of Employment occurs after discussions between PremierWest and a third party regarding a Change in Control commence, if those discussions ultimately conclude with a Change in Control.

     12. CHANGE IN CONTROL RETENTION BONUS. If Executive remains employed with PremierWest or its successor for six (6) months following a Change in Control,

as additional compensation for assisting PremierWest with the Change in Control transition and as a reward for continued service, upon Termination of Employment (other than Termination of Employment For Cause), PremierWest will pay Executive an amount of cash equal to the amount of interest that would have accrued had PremierWest, upon the six month anniversary of the Change in Control, paid to Executive’s Deferral Account under the Deferred Compensation Agreement, an amount equal to one times the sum of (i) Executive’s annual Base Salary and (ii) the amount of any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurred, or the subsequent year, if ended, whichever is greater. Payment of the retention bonus described in this Section 12 shall be made on the first day of the seventh month after the Executive’s Termination of Employment.

     13. IRC 280G. If all or any portion of the amounts payable to Executive pursuant to this Agreement, the Benefit Agreements described in Section 5.9 and the Stock Option Agreement described in Section 5.3, either alone or together with other payments which the Executive has the right to receive from PremierWest, constitute “excess parachute payments” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and PremierWest shall be responsible for any loss of deductibility related thereto; provided, however, that PremierWest and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code.

     14. CONFIDENTIALITY AND CREATIVE WORK.

          14.1 Nondisclosure. Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning PremierWest or its business, or anything connected therewith. “Confidential Information” means all of PremierWest’s confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including, but not limited to:

               (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

               (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

               (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of PremierWest, or (2) by or through action of another person not in violation of non-disclosure covenant with PremierWest. This section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority.

          14.2 Return of Material. Executive agrees to deliver or return to PremierWest upon termination of employment, or as soon thereafter as possible, all written information and any other similar items furnished by PremierWest or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of Executive’s employment.

          14.3 Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to PremierWest if Executive fails to observe the obligations imposed on him by this section. Accordingly, if PremierWest institutes an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to PremierWest, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

          14.4 Creative Work. Executive agrees that all creative work and work product, including, but not limited to, all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during his employment with PremierWest, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. Executive hereby assigns to PremierWest Bancorp and to PremierWest Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

     15. DISPUTE RESOLUTION.

          15.1 Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein. Instead of filing of a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 15.2) . The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs and expenses in accordance with Section 15.2. There shall be no right to review of the arbitrator’s decision in court. The arbitrator’s award may be reduced to final judgment or decree in Jackson County Circuit Court.

          15.2 Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

          15.3 Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

     16. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of PremierWest at the time of mailing of such notice, and properly addressed to PremierWest if addressed to PremierWest Bancorp 503 Airport Road, Medford, OR 97504, Attention: Corporate Secretary.

     17. GENERAL PROVISIONS.

          17.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

          17.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable

          17.3 Survival Provision. If any benefits provided under this Agreement are owed, or claims pursuant to this Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The sections related to Confidential Information and Creative Work shall survive after termination of this Agreement and shall be enforceable regardless of any claim Executive may have against PremierWest.

          17.4 Captions and Counterparts. The captions in this Agreement are solely convenience. The captions in no way define, limit, or describe the scope or intent of this

Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          17.5 Entire Agreement. Except as otherwise stated herein, this Agreement constitutes the sole Agreement of the parties regarding Executive’s benefits upon Termination of Employment and together with PremierWest’s employee handbook governs the terms of Executive’s employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

          17.6 Previous Agreement. This Agreement supersedes all prior oral and written agreements between Executive and PremierWest, or any affiliates or representatives of PremierWest regarding the subject matters set forth herein.

          17.7 Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          17.8 Assignment.

               (a) Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. If Executive attempts an assignment or transfer that is contrary to this section, PremierWest shall have no liability to pay any amount to the assignee or transferee.

               (b) The rights and obligations of PremierWest under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of PremierWest’s, regardless of the manner in which the successors or assigns succeed to the interests or assets of PremierWest’s. If this Agreement is not otherwise transferred to and assumed by PremierWest’s successor or assign by operation of law, PremierWest shall require such successor of substantially all of the business or assets of PremierWest Bancorp to expressly assume and agree to perform PremierWest’s obligations hereunder.

               (c) This Agreement shall not be terminated by the voluntary or involuntary dissolution of PremierWest, by any merger, consolidation or acquisition where PremierWest is not the surviving corporation, by any transfer of all or substantially all of PremierWest’s assets, or by any other change in PremierWest’s structure or the manner in which PremierWest’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events.

               (d) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executives, administrators, successors, heirs, distributees and legatees.

     18. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PREMIERWEST BANCORP	EXECUTIVE
By: Its:	Tom Anderson

PREMIERWEST BANK

By:

Its:

Exhibit A – Employment Agreement SEPARATION AGREEMENT

     This SEPARATION AGREEMENT (this “Agreement”) is entered into as of this ____ day of __________, 20___, by and among PremierWest Bancorp (“Bancorp”), an Oregon corporation, PremierWest Bank (the “Bank”), an Oregon-chartered bank and wholly owned subsidiary of Bancorp, and ________________(the “Executive”). (Bancorp, the Bank, and their subsidiaries and affiliates, including any entity or organization controlling, controlled by, or under common control with Bancorp or the Bank, are hereinafter sometimes referred to collectively or individually as “PremierWest.”)

     WHEREAS, Executive, Bancorp, and the Bank entered into an Employment Agreement dated effective as of _______________, 2007 (as the same may be amended, the “Employment Agreement”) which provided that PremierWest would provide certain benefits to Executive after Termination of his Employment (as defined in the Employment Agreement) under certain circumstances specified in the Employment Agreement as consideration for Executive’s release of claims against PremierWest and certain other benefits as consideration for Executive’s agreement not to engage in certain competitive activities for a specified period of time;

     WHEREAS, Executive’s employment will terminate on _____________, 20____ (the “Termination Date”);

     WHEREAS, Executive has consulted with counsel of Executive’s choice concerning this Agreement, or Executive has chosen not to consult with counsel, and Executive, and as applicable Executive’s counsel, have had the opportunity to discuss with PremierWest the terms and conditions of this Agreement; and

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PremierWest and Executive hereby agree as follows:

     1. Consideration for Release of Claims. Provided Executive does not revoke Section 7(a) and complies with the terms of this Agreement, PremierWest will provide Executive the benefits set forth in Section 10 of the Employment Agreement.

     2. Declared Intent Not to Compete. Executive hereby indicates that Executive intends/does not intend [indicate by crossing through the inapplicable language] to refrain from engaging in certain activities specified in Section 2.1 (“Competitive Activities”) for some period of time following his Termination of Employment. If Executive has indicated an intent not to engage in Competitive Activities, in consideration for each month Executive refrains from engaging in Competitive Activities, PremierWest will pay Executive the monthly payments as described in Section 11 of the Employment Agreement until the earlier of (i) the date when Executive engages in a Competitive Activity or (ii) the end of the Optional Restriction Period, which is [one year/two years] after the date on which Executive’s Termination of Employment becomes effective.

          2.1 Competitive Activities. Competitive Activities include:

               (a) Becoming associated with any entity, whether as an owner, principal, partner, director, trustee, employee, agent, consultant, or stockholder (except as a holder of 1% or less of the outstanding voting stock of a company) that is engaged or proposes to engage in any business that solicits, deposits or offers loans and is located within a 30-mile radius of any of PremierWest’s offices or branches (a “Competitor”),

               (b) Encouraging or soliciting or assisting any other person or firm in encouraging or soliciting any person who, during the two-year period preceding Executive’s Termination of Employment, is or was engaged in a business relationship with PremierWest to terminate the person’s relationship with PremierWest or to engage in a business relationship with a Competitor, or

               (c) Inducing any employee of PremierWest to terminate employment with PremierWest and, either individually or as owner, principal, partner, director, trustee, agent, employee, consultant or otherwise, employing, offering employment, or causing employment to be offered to any person who is or was employed by PremierWest unless such person shall have ceased to be employed by such entity for a period of at least six months.

          2.2 Notice of Activities. If Executive has indicated above an intent not to engage in Competitive Activities, Executive will notify PremierWest before engaging in any such activities. If Executive fails to give such notice and continues to receive payments under this section, Executive shall not be entitled to keep any payments received after engaging in a Competitive Activity.

          2.3 Not Enforceable Covenant. This is not a covenant not to compete and PremierWest may not seek injunctive relief to prohibit Executive from engaging in a Competitive Activity. If Executive chooses to engage in a Competitive Activity, PremierWest will cease making monthly payments of the consideration.

     3. Nondisclosure. Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning PremierWest or concerning the business of any of them. As used in this Agreement, the term “Confidential Information” means all of PremierWest’s confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including, but not limited to:

          (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

          (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

          (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

          (d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of PremierWest, or (2) by or through action of another person not in violation of a nondisclosure covenant with PremierWest. This Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority.

     4. Return of Materials. Executive agrees to deliver or return to the Bank upon Termination of Employment or as soon thereafter as possible all written information and any other similar items furnished by PremierWest or prepared by Executive in connection with his service to PremierWest. Executive will retain no copies thereof after Termination of Employment.

     5. Creative Work. Executive agrees that all creative work and work product, including, but not limited to, all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during the term of his employment with PremierWest, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. Executive hereby assigns to Bancorp and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

     6. Agreement to Cooperate with PremierWest Through the Executive’s Termination Date. Executive agrees to cooperate as directed by PremierWest with PremierWest and its customers through the date of the Executive’s Termination of Employment and throughout the term of any post-employment consulting agreement, if any. If Executive fails to cooperate to PremierWest’s satisfaction as reasonably determined by PremierWest, Executive shall be deemed to have resigned for purposes of determining benefits under the Employment Agreement, but the other provisions of this Agreement shall remain in full force and effect.

     7. Release of Claims.

          (a) Release and Covenant Not to Sue. As consideration for receipt of certain benefits specified in the Employment Agreement, Executive, on his or her own behalf and on behalf of Executive’s heirs, executors, successors, and assigns hereby releases PremierWest, its directors, officers, executives, managers, and employees from any and all debts, claims, demands, rights, actions, causes of action, suits, or damages whatsoever and of every kind and nature, whether known or unknown, contingent or otherwise (collectively the “Claims”), against PremierWest and the others released herein, relating to or arising out of Executive’s termination, except to the extent such Claims cannot, under applicable law, be released. Executive also covenants not to sue or file or cause to be filed any complaint with any federal, state, or local agency or in any court against PremierWest or the others released herein regarding any matter related to Executive’s Termination of Employment with PremierWest, including, but not limited to, any Claims under the Age Discrimination in Employment Act or any similar federal, state or local law, except to the extent such Claims cannot, under applicable law, be released. The release of liability set forth herein does not extend to rights or claims that may arise from events occurring after execution of this Agreement, including, but not limited to, claims for the enforcement of this Agreement, or to Executive’s exercise of rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 to continued insurance, if applicable.

          (b) Acceptance and Revocation Period. Executive shall have a period of 21 days from the date of delivery of this Agreement to accept Section 7(a) of this Agreement. Executive shall have a period of seven days after his execution of this Agreement during which Executive may revoke his acceptance of Section 7(a) of this Agreement by providing written notice of revocation to Bancorp. Any such acceptance or revocation must be addressed to the Chairman, Bancorp, 503 Airport Road, Medford, Oregon 97504, or such other address as Executive may be directed in writing by Bancorp to provide such acceptance or revocation. To be effective, the acceptance or revocation must be received no later than 5:00 p.m. Pacific Time within the applicable time period. The 21-day acceptance period may be waived by Executive, but the seven-day revocation period may not be waived. If Executive’s acceptance of Section 7(a) of this Agreement not affirmatively revoked in writing by Executive during the seven-day revocation period, it shall be deemed to have been accepted and not revoked. Section 7(a) of this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If Executive properly executes his right to revoke acceptance of Section 7(a), the remainder of this Agreement shall nevertheless remain in full force and effect.

     8. No Admission of Wrongdoing. Executive acknowledges and agrees that nothing in this Agreement constitutes or shall be construed as an admission of liability or wrongdoing on the part of PremierWest or the others released herein.

     9. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by PremierWest and its successors and assigns.

     10. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

     11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon, without giving effect to the principles of conflict of laws of such State.

     12. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein. Instead of filing a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If no such arbitrator is available, the parties will choose a similarly qualified arbitrator from any other arbitration list for other Circuit Courts in Oregon. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 13). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorney’s fees, costs and expenses in accordance with Section 13. There shall be no right to review the arbitrator’s decision in court. The arbitrator’s award may be reduced to final judgment or decree in Jackson County Circuit Court.

     13. Expense/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

     14. Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

     15. This Agreement is Not Exclusive. This Agreement does not supersede any other agreement to which Executive may be party with PremierWest relating to noncompetition, nondisclosure, or the other matters referred to in this Agreement, whether those noncompetition, nondisclosure, or other provisions are contained in an employment agreement, a severance agreement, a salary continuation agreement, or any other agreement. This Agreement is in addition to any such other agreement(s). In case of conflict between this Agreement, on one hand, and any such other agreement(s), on the other, PremierWest shall have sole and exclusive authority to determine whether this Agreement or such other agreement(s) shall govern in the particular case and whether to enforce its rights under this Agreement, under such other agreement(s), or under both.

     16. Defined Terms. Terms used but not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

     IN WITNESS WHEREOF, Executive, Bancorp, and the Bank have executed this Separation Agreement effective as of the day and year first set forth above.

PREMIERWEST BANCORP:

By:

Its:

PREMIERWEST BANK:

By:

Its:

     By signing below, I hereby agree to and accept all provisions of this Separation Agreement, specifically including, but not limited to, the release and covenant not to sue that is set forth in Section 7(a) of this Separation Agreement. I understand that I have seven days after the date of my execution of this Separation Agreement to revoke my acceptance of the release and covenant not to sue contained in Section 7(a) of the Separation Agreement, and that if I do not revoke my acceptance by 5:00 p.m. Pacific Time on that date, the release and covenant not to sue will become effective. I understand that if I do revoke my acceptance of the release and covenant not to sue, I will forfeit all consideration for the release of claims as set forth in Section 10 of the Employment Agreement.

EXECUTIVE:

[insert name]

Date signed:                            , 20